                                                                   EXHIBIT 10.49

                                                                October 30, 1996
Mr. Anthony D. Fiorillo

Dear Tony:

As you know we have mutually agreed to terminate your Employment Agreement with American Dental Technologies, Inc. ("ADT"). This termination and your resignation as Chief Executive Officer, will be effective as of the end of the business day on October 31, 1996.

1. You will receive $9,375 on the fifth and twentieth of each month, commencing November 1996 and ending October 1998. You will cooperate with ADT, which at its expense, will arrange for you to have the standard health insurance coverage (COBRA) available to terminated ADT employees (or comparable health insurance coverage if COBRA cannot be provided), through October 31, 1998, or the receipt of written notification that you have qualified for health insurance coverage through a subsequent employer, whichever first occurs. If you die before October 31, 1998, the payments above will be paid to your surviving spouse or to your estate. In addition, through October 31, 1998, ADT will contribute $15,000 per year toward the cost of your personal life insurance policy for One Million Dollars ($1,000,000), however, to the extent
such cost exceeds $15,000 per year, you must pay any excess.   Each party shall
be responsible for and hold the other party harmless with respect to all federal, state and foreign tax obligations which may arise or be incurred as a result of this Agreement.

2. You agree to provide part time consulting services to ADT, from November 1, 1996 through October 31, 1998, as and when reasonably requested by ADT. You are free to engage in other business pursuits so long as they are not competitive with ADT's business and do not interfere with the consulting services requested by ADT.

3. All reasonable out-of-pocket expenses must be pre-approved and submitted for reimbursement in accordance with ADT's existing reimbursement policy. If approved by management, you will then be reimbursed for such expenses.

4. You agree to continue to be bound by and comply with, Paragraphs 8 through 13 of your Employment Agreement, all of which expressly survive termination of said agreement, and with the Non-Disclosure Agreement attached thereto as
Exhibit 1.

5. All your existing stock options (to acquire up to 600,000 shares of ADT common stock) will continue, in accordance with their respective terms, as long as this consulting agreement continues to be effective.

This letter contains all the terms and conditions of the mutual termination of your Employment Agreement and of our consulting arrangement. If you agree, please sign and date this document and return it to me at your earliest convenience for approval by the Board of Directors.

                                             Sincerely,

                                             /s/ Ben J. Gallant
                                             -----------------------------
                                             Ben J. Gallant
                                             President & Chief Operating Officer

Agreed and Accepted:

/s/ Anthony D. Fiorillo
----------------------------
Anthony D. Fiorillo